UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 22, 2006
LAND O’LAKES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	333-84486	41-0365145

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4001 Lexington Avenue North Arden Hills, Minnesota	55126

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (651) 481-2222
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b)).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURES

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On August 22, 2006, Land O’Lakes, Inc., a Minnesota cooperative corporation (the “Company”), announced, effective as of September 20, 2006, that it had appointed two new advisory members to its Board of Directors and announced the departure of a former advisory member.
     Professor Robert Thompson, 61, holds the Gardner Chair in Agricultural Policy at the University of Illinois in Urbana-Champaign, where he carries on an active program of classroom- and extension-education in public policy. He serves on the USDA-USTR Agricultural Policy Advisory Committee for Trade and as Chairman of the International Food and Agricultural Trade Policy Council. From mid-1998 until late 2002, Professor Thompson was at the World Bank where he served as its Director of Rural Development, with administrative responsibility for the Bank’s worldwide agriculture, forestry and rural development programs. He also served as the Bank’s Senior Advisor for Agricultural Trade Policy. Professor Thompson is a Bachelor of Science graduate of Cornell University and earned both his Master of Science and doctor of philosophy degrees from Purdue University.
     Mr. Howard Liszt, 60, joined Campbell Mithun (a national marketing communications agency) in 1976. Mr. Liszt was promoted to General Manager of Campbell Mithun in 1984; President/Chief Operating Officer of the agency in 1994; and Chief Executive Officer in 1994. After retiring from Campbell Mithun in 2000, Mr. Liszt joined the University of Minnesota as a Senior Fellow in the School of Journalism and Mass Communications. Mr. Liszt currently serves on the Board of Directors of Microgistix, Viking Enterprises, and Zomax, where he is Chairman of the Board. Mr. Liszt holds a Bachelor of Arts in Journalism and Marketing and a Master of Science in Marketing from the University of Minnesota.
     The Company also announced that Mr. Bobby Moser, an advisory member to the Company’s Board of Directors since 2002, left his position upon the expiration of his one-year appointment.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LAND O’LAKES, INC.
Date: August 22, 2006	/s/ Peter Janzen
Peter Janzen
Vice President & General Counsel